Exhibit 10.45

AMENDMENT TO
AMENDED AND RESTATED RESTRICTED STOCK AWARD AGREEMENT

This Amendment to Amended and Restated Restricted Stock Award Agreement (this “Amendment”) is made by and between NeOnc Technologies Holdings, Inc., a Delaware corporation (the “Company”), and Dr. Thomas Chen (the “Participant”) and amends the Amended and Restated Restricted Stock Award Agreement by and between the Company and the Participant with respect to 200,000 shares having a Date of Grant of October 21, 2024 (the “Award”).

The Company and the Participant agree that the Award is amended to modify the Lapse of Restrictions provision to state the following (bolded text included for reference purposes only to indicate text being amended):

The restrictions imposed on the Restricted Stock shall lapse as set forth below. Except as otherwise provided in the Award Agreement, Grantee will not be eligible to retain Shares of the Restricted Stock unless the Grantee has continued as a Director of the Company or one of its Subsidiaries through the applicable date set forth below. Such restrictions shall lapse with respect to:

Assuming that the Company effects the initial listing of its common stock on a national securities exchange (the “Listing”) on or before March 31, 2025, 200,000 Shares on that date which is seven months from the effective date of the Listing.

Except as provided above, the Award remains unmodified and in full force and effect. This Amendment shall be governed by Delaware law.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of December 31, 2024.

NEONC TECHNOLOGIES HOLDINGS, INC.		PARTICIPANT

By:	/s/ Amir Heshmatpour	/s/ Dr. Thomas Chen
Name:	Amir Heshmatpour	Dr. Thomas Chen
Title:	Executive Chairman